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FOR IMMEDIATE RELEASE

                                                  CONTACT: Jim Bauer
                                                           Investor Relations
                                                           (678) 473-2647
                                                           jim.bauer@arrisi.com


              ARRIS ANNOUNCES ADOPTION OF SHAREHOLDER RIGHTS PLAN

DULUTH, GEORGIA OCTOBER 3, 2002 - ARRIS (NASDAQ: ARRS), a leading provider of broadband solutions, announced today that its Board of Directors has approved the adoption of a Shareholder Rights Plan. To implement the new Rights Plan, the Board of Directors has declared a distribution of one Right for each share of ARRIS Common Stock outstanding as of the close of business on October 25, 2002. Initially, the Rights will trade automatically with the Common Stock and separate Rights Certificates will not be issued. The Rights only become exercisable if a person or group acquires beneficial ownership of 15% or more of ARRIS's Common Stock or announces a tender or exchange offer for 15% or more of the Common Stock or other similar circumstances. A Rights Plan is a complex document, and for more details regarding ARRIS's Rights Plan, interested persons are urged to read the description and copy of the Rights Plan included in a Form 8-K to be filed by ARRIS today.

Commenting on the adoption of the Rights Plan, Robert J. Stanzione, President and CEO of ARRIS, stated: "Valuations in the telecommunications industry and particularly in our segment, have been exceedingly volatile and appear to be at artificially depressed levels. Our Board of Directors recognized that in this environment should certain circumstances arise, it is important that shareholders be able to avoid an opportunistic or predatory offer by a third party that may not be in their best interest and be best able to achieve a fair value for their investment. The Shareholder Rights Plan was designed to achieve these ends. We also designed the Rights Plan to include a so-called `TIDE' provision pursuant to which our independent directors periodically will review the terms and appropriateness of the plan."

ARRIS provides broadband local access networks with innovative optical transport, high-speed data and telephony systems for the delivery of voice, video and data to the home and business. ARRIS complete solutions enhance the reliability and value of converged services from the network to the subscriber. Headquartered in Duluth, Georgia, USA, ARRIS has design, engineering, distribution, service and sales office locations throughout the world. Information about ARRIS products and services can be found at www.arrisi.com.